For Immediate Release

Legg Mason and Permal
Announce Acquisition of Fauchier Partners

- Transaction creates global institutional platform with $24 billion in assets under management1 -

- Expected to be accretive to Legg Mason earnings in the first year -

December 13, 2012: Legg Mason, Inc. (NYSE: LM) and affiliate Permal have today announced a definitive agreement to acquire Fauchier Partners, a leading European based manager of funds of hedge funds, from BNP Paribas Investment Partners. Fauchier Partners will be combined with Permal, one of the largest alternative asset managers in the world, to create an institutionally focused platform (the 'Group') with approximately $24 billion in assets under management, offices in nine locations around the world, and a global investment team based in New York, London, Paris and Singapore.

The transaction is expected to close in the first quarter of 2013 and be accretive to Legg Mason's earnings in the first year, reflecting Legg Mason's ongoing commitment to create shareholder value. The terms of the transaction were not disclosed.

Permal and Fauchier Partners bring together two leading institutional businesses, with a global investment reach and little crossover, operating in different markets and specializing in different areas. With extensive pension fund and insurance clients in Europe, as well as Asia Pacific, Fauchier Partners also adds significant presence and capabilities to Permal's already well established US institutional business.

The combined benefits of the Group include:

▪
Materially deeper pool of investment talent, covering a wider range of alternative investment strategies, with Fauchier Partners particularly noted for equity hedged and event driven, and Permal for fixed income, credit and macro investing.

▪
Formation of a global investment team with approximately 60 investment professionals, based in New York, London, Paris and Singapore, which will be led by Permal's Robert Kaplan and Fauchier Partners' Clark Fenton.

▪	Continuity of respective portfolio management teams, with the additional benefits of broader research resources and capabilities of the Global Investment Team.

▪
Opening up Permal's $7 billion Managed Account Platform to Fauchier Partners clients. This is currently available to Permal clients and provides greater investor control, transparency and customisation possibilities.

1 Includes Cross Investments

▪	Leading proprietary information systems and databases, leveraging the best technology from both firms.

▪	Shared processes and controls, which will allow the Group to deliver superior services to clients.

▪
Continued partnership with BNP Paribas Investment Partners, facilitating and enhancing both client service and new business development, with a global distribution agreement for Fauchier and Permal products.

Joe Sullivan, Interim Chief Executive Officer of Legg Mason: “This transaction significantly expands Permal's institutional business, creating a global institutional capability across geographies and client profiles. The strength of this combined platform will be an important driver of Permal's future growth as clients in the alternatives sector increasingly look for providers with size and scale. This is an important step to growing our alternatives capabilities through Permal. This deal will be accretive to the Legg Mason shareholder in the first year, reflecting our ongoing commitment to creating shareholder value.”

Isaac Souede, Chief Executive Officer of Permal: “This transaction is highly beneficial for both sets of our clients, bringing together leading alternatives teams and further developing the Group's investment resources, with significant investment presence in New York and London. Strategically, Fauchier Partners meets all of our criteria, for it accelerates the development of our institutional presence, enhances the European and Asian business, and strengthens the Permal employee talent pool. Alongside Legg Mason, we saw significant opportunities from this transaction to further our joint strategic goals and worked closely to bring this to fruition.”

Clark Fenton, Chief Executive Officer of Fauchier Partners: “This is a very exciting strategic development for our business. Combining Fauchier Partners with Permal gives our clients the best of both firms. We maintain our existing investment process, but have the additional benefit of a much wider pool of investment talent and resources. We get the benefits of scale, increasing our buying power and global reach. Crucially our clients will be able to access one of the industry's largest managed account platforms, which is of particular relevance to our growing customised account offering.”

Form 8-K Filing

Concurrently with Permal's acquisition of Fauchier Partners, Legg Mason also announced today in a Current Report on Form 8-K filed with the Securities and Exchange Commission that the Company has modified its employment and other arrangements with the management of Permal Group. Legg Mason also announced that on December 12, 2012 it concluded that it will take aggregate non-cash impairment charges in the range of $650 million to $750 million ($460 million to $550 million after net tax benefits) for impairment of two significant indefinite-life fund management contract intangible assets.  Additional details are provided in the Form 8-K.

Acceleration of Payment of Quarterly Dividend Payment

On December 12, 2012, the Legg Mason Board of Directors approved an amendment to the payment date for the Company's quarterly cash dividend on its common stock in the amount of $0.11 per share. The dividend will now be payable on December 28, 2012, rather than the previously announced payment date of January 7, 2013. No changes have been made to the record date, December 12, 2012, or amount of this previously declared quarterly cash dividend. This action reflects Legg Mason's ongoing commitment to return capital to shareholders through dividends and share repurchases.

1 Includes Cross Investments

- End -

Contact:

Legg Mason
Media:
Mary Athridge	++1 212 805 6035

Investors:
Alan Magleby	++1 410 454 5246

Permal
Media:
Alastair Crabbe	++44 20 7389 1375

Fauchier
Media:
Michael Sandler	++44 20 7796 4133
Hudson Sandler

Additional information

Legg Mason

Legg Mason is a global asset management firm with $648 billion in assets under management as of November 30, 2012. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

For more information visit: www.leggmason.com

Permal

Permal Group is a leading global alternative asset manager, offering investment solutions through established multimanager funds and customized portfolios. Established in 1973, the Group has almost four decades experience in manager selection, asset allocation and risk management. Today there are over 200 employees, offices in London, New York, Boston, Nassau, Paris, Dubai, Singapore, Hong Kong and Tokyo, and extensive networks of experienced managers and relationships around the globe. Permal is a part of the Legg Mason Group of Companies.

For more information visit: www.permal.com

Fauchier Partners

Fauchier Partners is one of Europe's largest providers of fund of hedge funds and customised portfolios to the institutional investment community, and as of November 30, 2012, had approximately $6 billion in assets under management. Established in 1994, it has a long term record of providing strong, stable returns. Fauchier Partners is based in London, New York, Paris and Guernsey. For more information visit: www.fauchierpartners.com

BNP Paribas Investment Partners

1 Includes Cross Investments

BNP Paribas Investment Partners is the dedicated autonomous asset management business of the BNP Paribas Group. BNP Paribas Investment Partners offers the full range of investment management services to both institutional and retail clients around the world. Central to the way we work is the concept of partnership - both in terms of how we behave as a family of companies and our relationships with our clients. Around 800 investment professionals work across our network of some 60 investment centres, each specialising in a particular asset class or type of product. With total assets under management of EUR 502 billion*, BNP Paribas Investment Partners is the 6th-largest asset manager in Europe*.

For more information visit: www.bnpparibas-ip.com

* Source: BNPP IP, 30 September 2012

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and in the Company's quarterly reports on Form 10-Q.

1 Includes Cross Investments